Exhibit  21




The company's subsidiaries are:

                  Name                                   State of Organization
  _____________________________________________          _____________________

  EIC Variable, Inc.                                           New York
  Equitable Investment Services, Inc.                            Iowa
  Equitable Life Insurance Company of Iowa                       Iowa
  Equitable of Iowa Securities Network, Inc.                     Iowa
  Locust Street Securities, Inc.                                 Iowa
  Equitable of Iowa Companies Capital Trust                    Delaware
  Equitable of Iowa Companies Capital Trust II                 Delaware

All are wholly-owned.

USG Annuity & Life Company, an Oklahoma corporation, and Equitable American Insurance Company, an Iowa corporation, are wholly-owned subsidiaries of Equitable Life Insurance Company of Iowa. Golden American Life Insurance Company, a Delaware stock life insurance company, and Directed Services, Inc., a New York corporation, are wholly-owned subsidiaries of EIC Variable, Inc. First Golden American Life Insurance Company of New York, a New York corporation, is a wholly-owned subsidiary of Golden American Life Insurance Company. In addition, these entities own other subsidiaries which are not considered in the aggregate to be a significant subsidiary as defined in Securities and Exchange Commission rules.

All subsidiaries do business only under their corporate names.